Exhibit 99

Humphrey Hospitality Trust, Inc. Reports Second Quarter 2004 Results

COLUMBIA, MD – (MARKET WIRE) – August 11, 2004 – Humphrey Hospitality Trust, Inc. (NASDAQ: HUMP), a self-advised real estate investment trust, today announced its results for the second quarter ended June 30, 2004. All per share data is presented on a diluted basis.

The Company reported net earnings of $1.7 million ($.15 per share) for the second quarter ended June 30, 2004, representing a $129,000 (6.9%) decline from net earnings of $1.9 million ($.15 per share) reported for the same quarter last year. While net earnings from continuing operations climbed to $1.4 million for the 2004 second quarter, representing a $568,000 (65.8%) improvement over the same quarter in 2003, this improvement was fully offset by a $697,000 reduction in gains realized from the sale of assets during the 2004 second quarter.

During the 2004 second quarter, the Company sold two hotels, generating net gains of approximately $314,000, while during the comparable 2003 quarter, three hotels were sold generating net gains of approximately $1.0 million.

Net earnings from continuing operations reflect a $484,000 reduction in interest expense during the 2004 second quarter, with such savings occurring primarily as a result of rate reductions ($30,000) and the sale of 10 hotels over the 15 month period ended June 30, 2004. With the 10 sold hotels representing $208,000 of operating profit at June 30, 2003, the Company’s dispositions strategy has effectively generated a $246,000 (118%) improvement in earnings as a result of the sale of these properties.

Same store property operating margins, defined as the sum of same store hotel revenues less same store hotel expenses expressed as a percentage of same store revenues, fell 50 basis points to 31.2% for the quarter ended June 30, 2004. This decline in operating margins was due primarily to increases in labor (3.3%) and benefit (4.4%) costs during the 2004 second quarter.

Comparable same store revenue per available room (“RevPAR”) was up a modest $.29 (.8%), to $35.86 for the second quarter 2004, with an improvement in total occupancy (up 90 basis points to 67.9%) substantially offset by a $.25 (.5%) decline in average daily rate (“ADR”), to $52.80, during the quarter ended June 30, 2004.

Funds from operations (“FFO”) of $3.0 million ($.25 per share) for the second quarter ended June 30, 2004 improved by $400,000 relative to comparable FFO of $2.6 million ($.22 per share) reported for the same quarter last year. This improvement in FFO was primarily attributed to lower interest costs as a result of asset sales.

“Amid new competition, we have experienced pressure on ADR resulting in relatively flat RevPAR during the second quarter of 2004. While we are disappointed with this performance, we anticipate our change in management companies will enable us to do better” said Randy Whittemore, Humphrey Hospitality Trust’s President and CEO.

“Our new hotel management company, Royal Host, is expected to bring an improved level of performance to the Company, both in terms of revenue growth and cost savings. Given time, this should translate to increases in the Company’s operating margins and net earnings”, concluded Mr. Whittemore.

Humphrey Hospitality Trust, Inc. specializes in limited-service lodging. The Company owns 70 hotels in 16 mid-western and eastern states.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.

The following table sets forth the Company’s results of operations for the three-month periods ended June 30, 2004 and 2003, respectively.

Unaudited – In thousands, except per share data:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
REVENUES
Room rentals and other hotel services	$15,753	$15,635	$27,846	$27,293
Other	28	85	117	129

	15,781	15,720	27,963	27,422

EXPENSES
Hotel and property operations	10,844	10,683	20,489	20,058
Interest	1,398	1,882	2,799	3,480
Depreciation	1,577	1,635	3,181	3,267
General and administrative	475	566	1,078	1,102

	14,294	14,766	27,547	27,907

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE NET GAINS (LOSSES) ON DISPOSITIONS OF ASSETS AND MINORITY INTEREST	1,487	954	416	(485)

Net gains (losses) on dispositions of assets	1	(11)	(22)	(11)
Minority interest	(57)	(80)	(109)	(159)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	1,431	863	285	(655)

Discontinued operations	314	1,011	293	(136)

NET EARNINGS (LOSS)	$1,745	$1,874	$578	$(791)

NET EARNINGS (LOSS) PER SHARE - BASIC AND DILUTED:
Continuing operations	$0.12	$0.07	$0.02	$(0.06)
Discontinued operations	0.03	0.08	0.03	(0.01)

Net earnings (loss)	$0.15	$0.15	$0.05	$(0.07)

Unaudited – In thousands, except per share data:

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Weighted average number of shares outstanding for calculation of earnings (loss) per share - basic and diluted	12,049	12,049	12,049	12,041

Weighted average number of shares outstanding for calculation of FFO per share	12,049	12,049	12,049	12,041

Reconciliation of net earnings (loss) to FFO
Net earnings (loss)	$1,745	$1,874	$578	$(791)
Depreciation	1,604	1,761	3,251	3,593
Net gains on disposition of assets	(330)	(1,015)	(388)	(1,015)

FFO (1)	$3,019	$2,620	$3,441	$1,787

FFO per share	$0.25	$0.22	$0.29	$0.15

(1)	FFO is a non-GAAP financial measure. The Company considers FFO to be a market accepted measure of an equity REIT’s operating performance, which is necessary, along with net earnings, for an understanding of the Company’s operating results. FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding gains (or losses) from sales of real estate, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes its method of calculating FFO complies with the NAREIT definition. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to pay dividends or make distributions. All REITs do not calculate FFO in the same manner, therefore, the Company’s calculation may not be the same as the calculation of FFO for similar REITs.

The Company uses FFO as a performance measure to facilitate a periodic evaluation of its operating results relative to those of its peers, who like Humphrey Hospitality Trust, Inc., are typically members of NAREIT. The Company considers FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of our performance.

FFO for the six-month period ended June 30, 2003 includes impairment losses on real estate of $940,000. Prior to the third quarter of 2003, the Company followed a practice of excluding such losses from FFO. However, it revised this practice based on clarification of the SEC staff’s position on the FFO treatment of impairment losses and guidance from NAREIT issued during the third quarter of 2003.

The following table sets forth the operating results of the Company’s hotel properties on a same-store basis for the three and six months ended June 30, 2004 and 2003, respectively. Same-store comparisons below include the Company’s 69 Hotels that have been continuously in operation during the 15-month and 18-month periods ended June 30, 2004, respectively, and have not otherwise been classified as held for sale, or sold during this period. Accordingly, the same store comparisons exclude the operations of seven hotels sold in 2003, three hotels sold during the six months ended June 30, 2004, and two hotels classified as held for sale at June 30, 2004.

This presentation includes non-GAAP financial measures. The Company believes that the presentation of hotel property operating results on a same-store basis is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ results.

Unaudited – In thousands, except per share data:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Same store revenue per available room (RevPAR)	$35.86	$35.57	$31.67	$31.17
Same store average daily room rate (ADR)	$52.80	$53.05	$51.58	$51.66
Same store occupancy percentage	67.9%	67.0%	61.4%	60.3%
Room rentals and other hotel services from continuing operations	$15,753	$15,635	$27,846	$27,293

Same store revenue from room rentals and other hotel services consists of:
Room rental revenue	$15,320	$15,202	$27,062	$26,503
Telephone revenue	65	82	125	158
Other hotel service revenues	367	350	658	632

Same store revenue from room rentals and other hotel services	$15,753	$15,635	$27,846	$27,293

Hotel and property operations expense from continuing operations	$10,844	$10,683	$20,489	$20,058

Same-Store Property Operating Income (“POI”) (Same store revenue from room rentals and other hotel services less Same store hotel and property operations expense)	$4,909	$4,952	$7,357	$7,235

POI as a percentage of same store revenue from room rentals and other hotel services (“POI Margin”) (1)	31.2%	31.7%	26.4%	26.5%

RECONCILIATION OF NET EARNINGS (LOSS) TO POI
Net earnings (loss)	$1,745	$1,874	$578	$(791)
Depreciation	1,604	1,761	3,251	3,593
Gain on disposition of assets	(330)	(1,015)	(388)	(1,015)
Provision for impairment loss	—	—	—	940
Interest expense	1,412	2,003	2,827	3,736
Minority interest	57	80	109	159
General and Administrative expense	475	566	1,078	1,102
Other revenues	(28)	(85)	(117)	(129)
Room rentals and other hotel services - discontinued operations	(286)	(1,343)	(574)	(2,687)
Hotel and property operations expense - discontinued operations	260	1,111	593	2,327

POI	$4,909	$4,952	$7,357	$7,235

(1)	The Company believes POI Margin is useful to investors seeking to determine the operating efficiency of the Company’s comparable hotel properties.

CONTACT: Humphrey Hospitality Trust, Inc.

Don Heimes, 402/371-2520